UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	January 19, 2007 (January 17, 2007)

SHOE CARNIVAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21360	35-1736614

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8233 Baumgart Road, Evansville, IN	47725

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(812) 867-6471

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          On January 17, 2007, Shoe Carnival, Inc. (the "Company") and Mark L. Lemond, the Company's Chief Executive Officer and President, terminated the split dollar life insurance arrangement that had been entered into in 1999. Under the arrangement, the life insurance policy provides insurance in the amount of $1.0 million payable on the death of the last to survive of Mr. Lemond and his spouse. The proceeds of the policy were to be utilized to reimburse the Company for the premiums it paid on the policy, with the balance payable to the estate of Mr. Lemond or his spouse.

          In connection with the termination, the Company was reimbursed for the $82,890 in premiums that were paid by the Company, the Company released all of its interests in the policy and Mr. Lemond was paid a bonus in the amount of $144,471. The bonus represented the amount utilized to reimburse the Company for the premiums it had paid and the tax liability to be incurred by Mr. Lemond in connection with the bonus. Termination of the split dollar arrangement is expected to save the Company approximately $35,205 per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHOE CARNIVAL, INC.
(Registrant)

Dated: January 19, 2007	By:	/s/ W. Kerry Jackson

W. Kerry Jackson
Executive Vice President and Chief Financial Officer